Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-211791) of Lloyds Banking Group plc of our report dated 9 March 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Selected Consolidated Financial Data” in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 20-F.

PricewaterhouseCoopers LLP
London, United Kingdom
9 March 2018